Exhibit 16.1

May 4, 2018

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549-7591

Re:	BC Partners Lending Corporation
Commission File Number: 814-01269
CIK # 0001726548

Dear Ladies and Gentlemen:

On May 3, 2018, we provided notice of our resignation as the independent public accounting firm for BC Partners Lending Corporation (the “Company”).

We have read the Company’s disclosures set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company Current Report on Form 8-K dated May 4, 2018 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Citrin Cooperman & Company, LLP

Livingston, New Jersey